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                            STOCK PURCHASE AGREEMENT

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                           PROMEDCO MANAGEMENT COMPANY
                           PROMEDCO OF SARASOTA, INC.

                                       AND

                                   IMG, INC.,
                               (formerly known as)
                        INTERCOASTAL MEDICAL GROUP, INC.

                                       AND

                        INTERCOASTAL MEDICAL GROUP, INC.



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                             September 30, 1997

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                                Table of Contents


ARTICLE 1 DEFINITIONS................................1
 Affiliate...........................................1
 Assets..............................................1
 Clinic Expenses.....................................3
 Consideration.......................................3
 COBRA...............................................3
 Clinic Facility.....................................3
 Closing.............................................3
 Closing Date........................................3
 Code................................................3
 Contracts...........................................3
 Definitive Closing Statements.......................3
 Distribution Funds..................................3
 Exhibit Volume......................................3
 Final Closing Statement.............................3
 GAAP................................................3
 IMG ................................................3
 Intercoastal........................................3
 IMG Financial Statements............................3
 Initial Portion of Purchase Consideration...........4
 Inventory...........................................4
 IRS ................................................4
 Medical Professional................................4
 Net Clinic Revenue..................................4
 Pension Plan........................................4
 Person..............................................4
 Physician Employees.................................4
 ProMedCo-Sarasota Distribution......................4
 ProMedCo Management Company.........................4
 ProMedCo-Sarasota...................................4
 Second Portion of the Purchase Consider
     ation...........................................4
 Service Agreement...................................4
 Shareholders........................................4

ARTICLE 2 SALE AND TRANSFER OF STOCK; CONSIDERATION; CLOSING............4
 2.1  Sale and Transfer of Stock.....................4
 2.2  Consideration for Sale and Transfer............5
 2.3  Assets Only....................................6
 2.4  Closing........................................6

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 2.5  Further Acts and Assurances....................6
 2.6  Other Transactions at the Closing..............6
 2.7  Purchase Consideration Adjustments.............7

ARTICLE  3 REPRESENTATIONS AND WARRANTIES OF IMG...............................8
3.1 Organization, Corporate Power and
Qualification...................................8
3.2  Capitalization of IMG..........................9
3.3 Subsidiaries, Affiliates, Affiliated
    Companies and Joint Venture.....................9
 3.4  Financial Statements..........................10
 3.5 Professional Income............................10
 3.6  Absence of Undisclosed Liabilities............10
 3.7  Absence of Certain Recent Changes.............10
 3.8  Title to Assets...............................12
 3.9  Contracts.....................................12
 3.10  Burdensome Agreements........................14
 3.11  Absence of Related Party Transac
       tions........................................14
 3.12  Defaults.....................................15
 3.13  Inventory....................................15
 3.14  Equipment....................................15
 3.15  Receivables..................................15
 3.16  Permits and Licenses.........................15
 3.17  Litigation, etc..............................16
 3.18  Court Orders, Decrees and Laws...............16
 3.19  Taxes........................................16
 3.20  Immigration Act..............................17
 3.21  Program Compliance.  ........................17
 3.22  Environmental Matters........................18
 3.23  ERISA........................................18
 3.24  Pension, etc. ...............................19
 3.25  Employee Matters.............................20
 3.26  Insurance and Bonds..........................20
 3.27  Labor Matters................................20
 3.28  Third Party Payor Compliance.................21
 3.29  Facility Compliance..........................21
 3.30  Improper Payments............................21
 3.31  Books of Account; Reports....................21
 3.32  No Finders or Brokers........................21

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 3.33 Consents and Approvals of Govern
      mental Authorities.............................22
 3.34  No Adverse Effect............................22
 3.35  Disclosure...................................22

ARTICLE  4 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..................22

ARTICLE  5 REPRESENTATIONS AND WARRANTIES OF PROMEDCO AND PROMEDCO-
 SARASOTA...........................................22
 5.1  Organization and Standing of ProMedCo and ProMedCo-Sarasota.22
 5.2  Authority; Binding Effect.....................23
 5.3  No Finders or Brokers.........................23
 5.4  Consents and Approvals of Governmental Authorities.23

ARTICLE  6 COVENANTS OF PROMEDCO AND PROMEDCO-SARASOTA.....................23
 6.1  Best Efforts to Secure Consents...............23
 6.2  Corporate Action..............................23
 6.3  Handling of Documents.........................24
 6.4  Non-Disclosure................................24

ARTICLE  7 COVENANTS OF IMG................................................24
 7.1  Access and Information........................24
 7.2  Conduct of Business...........................25
 7.3  Compliance with Agreement.....................25
 7.4  Unusual Events................................25
 7.5  Confidential Information......................26
 7.6  Interim Financial Statements..................26
 7.7  Departmental Violations.......................26
 7.8  Assessments...................................26
 7.9  Insurance Ratings.............................26
 7.10  Maintain Insurance Coverage..................27
 7.11  Exclusive Dealings...........................27

ARTICLE  8 CONDITIONS PRECEDENT TO
         THE OBLIGATIONS OF THE SHAREHOLDERS...............................27
 8.1  Representations and Warranties True...........27
 8.2  Opinion of Counsel............................27
 8.3  Authority.....................................28
 8.4  No Obstructive Proceeding.....................28
 8.5  Delivery of Certain Certified Documents.......28
 8.6  Proceedings and Documents Satisfactory........28

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 8.7  No Agency Proceedings.........................28
 8.8  Full Sale.....................................28
 8.9  Closing Transactions..........................29

ARTICLE  9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PROMEDCO AND
           PROMEDCO-SARASOTA..................................29
 9.1  Representations and Warranties True...........29
 9.2  No Obstructive Proceeding.....................29
 9.3  Opinion of Shareholders' Counsel..............29
 9.4 Resignation of Administrator...................30
 9.5  Consents and Approvals........................30
 9.6  Proceedings and Documents Satisfactory........30
 9.7  No Adverse Change.............................30
 9.8  Delivery of Certain Documents.................30
 9.9 Exercise or Elimination of Warrants............30
 9.10 Full Sale; Closing Transactions...............30

ARTICLE  10  TERMINATION.................................................31
 10.1  Optional Termination.........................31
 10.2  Notice of Abandonment. ......................31
 10.3  Mandatory Termination........................31
 10.4  Termination..................................31

ARTICLE 11 INDEMNIFICATION...............................................31
 11.1  Grant of Indemnity...........................32
 11.2  Representation, Cooperation and Settlement...32
 11.3  Remedies Cumulative..........................33

ARTICLE 12 MISCELLANEOUS.................................................33
 12.1  Expenses.....................................33
 12.2  Notices. ....................................33
 12.3  Entire Agreement.............................34
 12.4  Alternative Dispute Resolution...............35
 12.5  Governing Law................................35
 12.6 Legal Fees and Costs..........................35
 12.7  Time.........................................35
 12.8  Section Headings.............................35
 12.9  Waiver.......................................35
 12.10  Nature and Survival of Representations......35

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12.11  Exhibits....................................36
12.12  Assignment..................................36
12.13  Binding on Successors and Assigns...........36
12.14  Parties in Interest.........................36
12.15  Amendments..................................36
12.16  Drafting Party..............................37
12.17  Counterparts................................37
12.18  Reproduction of Documents...................37
12.19  Disclosure of Certain Information...........37
12.20  Press Releases..............................38
12.21 IMG Shareholders Agreement; Warrants.........38

APPENDIX 2.6A SERVICE AGREEMENT

APPENDIX 2.6B FORM OF MEDICAL PROFESSIONAL EMPLOYMENT AGREEMENT

APPENDIX 2.6C SPLIT DOLLAR AGREEMENT

APPENDIX 2.6D COLLATERAL ASSIGNMENT

APPENDIX 2.6E RABBI TRUST ASSIGNMENT

APPENDIX 8.2 FORM OF OPINION OF PROMEDCO-SARASOTA'S COUNSEL

APPENDIX 9.3 FORM OF OPINION OF IMG'S COUNSEL


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                           STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of September 30, 1997, among IMG, Inc., a Florida corporation ("IMG") formerly known as Intercoastal Medical Group, Inc., all of the shareholders (the "Shareholders") of IMG, ProMedCo Management Company, a Delaware corporation ("ProMedCo") and ProMedCo of Sarasota, Inc., a Florida corporation ("ProMedCo-Sarasota"), a wholly owned subsidiary of ProMedCo.

RECITAL:

IMG operates a medical practice in Sarasota, Florida and owns the Assets described herein. ProMedCo, through its subsidiaries, including ProMedCo-Sarasota is engaged in the business of providing medical practice facilities, nonmedical personnel and medical practice management and administrative services. The Shareholders desire to sell their stock in IMG to ProMedCo-Sarasota in exchange for cash as described herein.

The parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

For the purposes of this Agreement, the following definitions shall apply:

"Affiliate" means with respect to any Party, any entity which controls, is controlled by, or is under common control with such party all as more fully set forth in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

"Assets" means the following assets pertaining to IMG:

(a)  All furnishings, fixtures and equipment owned by IMG wherever situated;

(b) All of IMG's rights, benefits and interests under all contracts and agreements related to the operation of the business of IMG which are to be assumed by ProMedCo-Sarasota (collectively, the "Contracts"), including without limitation certain contracts and leases described in Exhibit 3.9 hereof and the Service Agreement, and including, to the extent allowable by law, all payor contracts under which IMG or any of the Medical Professionals are currently paid for services;

(c) All books, records, documents and other writings used in connection with the operation of IMG's business, including without limitation, all patient medical records;

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(d)  All  accounts  receivable  of IMG  and,  subject  to  applicable  laws  and regulations, all patient accounts receivable records of IMG;

(e)  All cash and prepaid expenses of IMG;

(f) All current and useable inventory of supplies, drugs, janitorial and office supplies and other disposables and consumables on hand at or under order by IMG on the Closing Date;

(g) All permits, licenses, certificates and governmental authorizations, approvals, license applications or related certifications obtained in connection with the operation of the Clinic Facility identified in Exhibit 3.16, but only to the extent that transfer is permitted by law;

(h) All data processing programs, software programs, computer printouts, data bases and hardware and related items used in the conduct of the business of IMG, including accounting, invoices, auditing, and data processing bases and programs;

(i) All intangible assets, trade names, service marks and service names, and applications therefor, and all intellectual property used in connection with the operation of IMG's business, including without limitation the name "Intercoastal Medical Group" and related marks and logos, telephone numbers, and yellow page listings;

(j)  All   rights,   claims  and  causes  of  action   other  than   malpractice
     counterclaims or crossclaims held by IMG which have accrued as a result of the operation of the Clinic Facility;

(k) All goodwill, customer lists, clinical and administrative policy and procedure manuals, trade secrets, marketing and promotional materials (including audiotapes, videotapes and printed materials) and all other property rights required for or incident to the marketing of the products and services of IMG's business, and all books and record relating thereto; and

(l) All other assets, personal or mixed, tangible or intangible, used in connection with the operation of IMG's business other than fee interests in real estate.

The items of personal property belonging to individual physicians listed in Schedule A hereto, are specifically excluded from, and do not constitute Assets; in addition, "Organizational Costs" included among "Other Assets" on the balance sheet of IMG and any amounts receivable post-Closing by IMG in respect of the sale of its interest in

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RISCORP Health Plans,  Inc. and shall not constitute  Assets and shall belong to the Shareholders as their interests may appear.

Clinic  Expenses"  shall  have  the  meaning  ascribed  thereto  in the  Service
Agreement.

"Consideration" means $4,690,000.

"COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, 26 U.S.C. ss. 162 et seq.

"Clinic Facility" means the clinic facilities located at (i) 921 S. Beneva, Sarasota, FL 34232; (ii) 1630 S. Tuttle, Sarasota, FL 34239; (iii) 5741 Bee Ridge, Sarasota, FL; Heart Center Sq., (iv) 1540 S. Tamiami, Sarasota, FL; (v) 7129 Curtiss Ave., Sarasota, FL; (vi) 8522 Potter Park, Sarasota, FL; (vii) 1843 Floyd St., Sarasota, FL; (viii) 943 S. Beneva #106, Sarasota, FL; and (ix) 943
S. Beneva #306, Sarasota, FL.

"Closing" and "Closing Date" are defined in ss. 2.4.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" is defined in the definition of "Assets" above.

"CPA Firm" is defined in ss. 2.7(a).

"Definitive Closing Statements" is defined in ss. 2.7.

"Distribution Funds" is defined in the Service Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exhibit Volume" means the volume of Exhibits referred to in this Agreement prepared and delivered by IMG.

"Final Closing Statement" is defined in ss. 2.7.

"GAAP" means generally accepted accounting principles.


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"IMG" means IMG, Inc.,  formerly known as  Intercoastal  Medical Group,  Inc., a
Florida corporation.

"Intercoastal" means Intercoastal Medical Group, Inc., a newly formed Florida corporation.

"IMG Financial Statements" is defined in ss. 3.4.

"Initial Portion of Purchase Consideration" is defined in ss. 2.2.

"Inventory" means the inventory of IMG.

"IRS" means the Internal Revenue Service.

"Medical Professional" shall have the meaning ascribed thereto in the Service Agreement.

"Net Clinic Revenue" shall have the meaning ascribed thereto in the Service Agreement.

"Pension Plan" and "Pension Plans" means any "employee pension benefit plan" listed in Exhibit 3.23.

"Person"  means  any  individual,   corporation,   partnership,  joint  venture,
association, joint stock company, trust or unincorporated organization.

"Physician Employees" shall have the meaning ascribed thereto in the Service Agreement.

"ProMedCo-Sarasota Distribution" shall have the meaning ascribed thereto in the Service Agreement.

"ProMedCo Management Company" means ProMedCo Management Company, a Delaware corporation which is the sole shareholder of ProMedCo-Sarasota.

"ProMedCo-Sarasota" means ProMedCo of Sarasota, Inc., a Florida corporation.

"Second Portion of the Purchase Consideration" is defined in ss. 2.2(c).

"Service Agreement" means the Services Agreement effective August 1, 1997 between ProMedCo-Sarasota and Intercoastal.

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"Shareholders" is defined in the preamble to this Agreement.

ARTICLE 2 SALE AND TRANSFER OF STOCK; CONSIDERATION; CLOSING

2.1 Sale and Transfer of Stock. Upon the terms and subject to the conditions of this Agreement, each of the Shareholders agrees to sell, convey and deliver to ProMedCo-Sarasota and ProMedCo-Sarasota agrees to purchase at the Closing from each Shareholder , the number of shares of capital stock of IMG set forth opposite their respective names below:

   Shareholder                                           Shares


John O. Binns, MD                                         100
Daniel J. Blacklow, MD                                    100
Louis M. Cohen, MD                                        100
David C. Daiello, MD                                      100
Richard S. Duckworth, MD                                  100
James S. Feldbaum, MD                                     100
Lee S. Harris, MD                                         100
Charles R. Hollen, MD                                     100
Joseph J. Larkin, Jr., MD                                 100
Michael B. McBride, MD                                    100
David Olson, MD                                           100
Randy B. Powell, MD                                       100
Philip S. Rubin, MD                                       100
John M. Steele, MD                                        100
David R. Stutz, MD                                        100
Michael C. Swanson, MD                                    100
Frederick E. Turton, MD                                   100
Marc L. Weinberg, MD                                      100
Ricky R. Wiseman, MD                                      100

2.2 Consideration for Sale and Transfer. In connection with the Closing:

(a) At the Closing, ProMedCo-Sarasota will deliver to each Shareholder 80% of that portion of the Consideration obtained by multiplying the
     Consideration, without adjustment pursuant to ss. 2.7, by a fraction, the numerator of which is the number of shares of IMG Stock held by such Shareholder, and the denominator of which

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is   the  number of shares of IMG Stock held by all the  Shareholders.  The cash delivered at the Closing is referred to as the "Initial Portion of Purchase Consider ation."

(b) At the Closing, each Shareholder will deliver his or her shares of IMG Stock together with a stock power executed in blank with signature guaranteed in form and substance satisfactory to ProMedCo-Sarasota's counsel, as shall be effective on the Closing Date to vest in ProMedCo-Sarasota good and marketable title to the IMG Stock, free and clear of all liens, pledges and encumbrances.

     (c) As soon as the Definitive Closing Statement is prepared in accordance with ss. 2.7(a), ProMedCo-Sarasota shall deliver to each shareholder that portion of the Consideration obtained by multiplying (x) the amount obtained by applying the aggregate of all adjustments to Consideration described in Section 2.8 to 25% of the Initial Portion of the Purchase Consideration, by (y) a fraction, the numerator of which is the number of shares of IMG Stock held such Shareholder, and the denominator of which is the number of shares of IMG Stock held by all the Shareholders.

2.3 Assets Only. Prior to the Closing, the Shareholders of IMG shall have taken such steps as are necessary to cause the assets of IMG at the Closing to consist only of the Assets.

2.4 Closing. The sale, purchase, and other activities provided for herein (the "Closing") shall take place on September 30, 1997 (the "Closing Date"), at a site designated by ProMedCo-Sarasota. In case the Closing does not take place on the Closing Date, the Closing Date shall be set by mutual agreement between ProMedCo-Sarasota and IMG.

2.5 Further Acts and Assurances. The Shareholders shall, at any time and from time to time at and after the Closing, upon request of ProMedCo-Sarasota, take any and all steps reasonably necessary to place ProMedCo-Sarasota in possession and operating control of the properties and business of IMG, including the Assets, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments,

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transfers,  conveyances,  powers of attorney and assurances as may be reasonably required for the transferring and confirming to ProMedCo-Sarasota or to its successors or assigns, or for reducing to possession, any or all of the Assets.

2.6 Other Transactions at the Closing. In addition to the transaction set forth above, the following additional transactions shall occur at the Closing:

     (a)  Intercoastal  and   ProMedCo-Sarasota   shall  enter  into  a  Service
          Agreement in the form attached hereto as Appendix 2.6A.

     (b) Intercoastal shall enter into employment agreements in the form attached as Appendix 2.6B hereto (the "Medical Professional Employment Agreements") with each of the Medical Professionals associated with Intercoastal.

     (c) ProMedCo-Sarasota shall enter into a Split-Dollar Agreement in the form attached hereto as Appendix 2.6C (the "Split-Dollar Agreement") with each of the Shareholders and each of the Physician Employees associated with Intercoastal .

     (d) ProMedCo-Sarasota and each Shareholder and Physician Employee associated with Intercoastal who is a party to a Split-Dollar
          Agreement shall execute a Collateral Assignment (the "Collateral Assignment") in the form attached hereto as Appendix 2.6D pertaining to the Life Insurance Policy contemplated by the Split-Dollar Agreement.

     (e) ProMedCo-Sarasota and each Shareholder and Physician Employee associated with Intercoastal who is a party to a Split-Dollar
          Agreement shall execute an Rabbi Trust Agreement with a mutually agreeable Trustee (the "Rabbi Trust Agreement") in the form attached hereto as Appendix 2.6E pertaining to premiums payable in connection with the Life Insurance Policy contemplated by the Split-Dollar Agreement.

2.7  Purchase Consideration Adjustments.

     (a) Definitive Closing Statements. By such time as is reasonable under the circumstances, but in no event more than 120 days after the Closing, ProMedCo-Sarasota shall prepare and deliver to the Shareholders a final closing statement ("Final Closing Statement") of IMG as of the Closing Date. ProMedCo-Sarasota covenants that the Final Closing Statement shall be true, complete and accurate and will present fairly the assets and liabilities items set forth in ss.ss. 2.1 and 2.2 hereof as at the Closing, calculated in a manner consistent with

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                                                      -8-

GAAP, and the requirements of this Agreement; provided however, the Final Closing Statement shall reflect the value of inventory notwithstanding that the IMF Financial Statements do not reflect the value of inventory; provided further that net assets shall not be deemed to have decreased as a result of any write off of IMG's investment in Millennium or Organizational costs. IMG and its representatives shall be provided access to the books and records of ProMedCo-Sarasota as necessary to verify the accuracy of such calculations. If within 30 business days of receipt of the Final Closing Statement, the Shareholders fail to deliver to ProMedCo-Sarasota written notice specifying any unac ceptable entries on the Final Closing Statements and the reasons therefor, then such Final Closing Statement shall constitute the Definitive Closing Statements. If the Shareholders timely and duly deliver such notice within 30 business days of receipt thereof, the parties shall attempt in good faith to resolve the differences, and if they are unable to do so, within 20 days thereafter either party may deliver the Final Closing Statement to a "big six" accounting firm chosen by ProMedCo-Sarasota (the "CPA Firm"), who shall have 20 business days to review the Final Closing Statement and make such adjustments thereto as it deems necessary to ensure that the Final Closing Statement has been prepared in a manner consistent with GAAP as applied in the IMG Financial Statements calculated on a consistent basis and the requirements of this Agreement, including without limitation this ss. 2.7. The Final Closing Statement as so adjusted shall constitute the Definitive Closing Statement and shall be binding on the parties hereto. If the total amount payable by ProMedCo-Sarasota pursuant to clause (b) below increases from that shown on the Final Closing Statement, ProMedCo-Sarasota shall pay the fees and expenses of the CPA Firm, otherwise such fees and expenses shall be borne by the Shareholders.

     (b) Balance Sheet Adjustment. To the extent that the Definitive Closing Statement shows Assets at Closing net of Liabilities at the Closing to be different from assets net of liabilities on the IMG Financial Statements as of March 31, 1997, the Consideration shall be increased or reduced, as the case may be, on a dollar for dollar basis.

     (c) Working Capital Adjustment. If the total of cash and cash equivalents sold of IMG at Closing is less than the aggregate current liabilities (calculated in accordance with GAAP), the Consideration will be reduced on a dollar-for-dollar basis without double counting for changes resulting under clause (b) above.

     (d) Long Term Debt Adjustment. Consideration shall be reduced on a dollar-for-dollar basis for any long term debt on the balance sheet of IMG at the Closing without double counting for changes resulting under clause (b) above. For the purposes of this clause (d), Capital

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                                                      -9-

Lease Obligations shall be deemed to be long term debt, except that no adjustment shall be made for Leasehold Improvements at Doctors Hospital which are classified as a Capital Lease Obligation.

     (e) Physician Adjustment. The amount of Consideration shall be reduced for each physician presently practicing with IMG who does not execute a Medical Professional Employment Agreement at the Closing in an amount computed by multiplying (x) 1.72 by (x) the difference obtained by subtracting (1) the amount of Clinic Expenses attributable to the physician for the twelve months prior to Closing from (2) the amount of Net Clinic Revenue attributable to the physician over the same period.

Any reduction in the Consideration resulting from clauses (b), (c), (d) or (e) of this ss. 2.7 shall be accomplished by first reducing the Balance of the Consideration as provided in such clauses, and if such reductions exhaust the Balance of the Consideration, then the Shareholders within 10 days after a demand therefor by ProMedCo-Sarasota, shall return sufficient cash from the Initial Portion of the Consideration, pro rata in proportion to the number of shares of IMG Stock held by each Shareholder immediately prior to the Closing, to fully satisfy the reduction in Consideration.

ARTICLE  3 REPRESENTATIONS AND WARRANTIES OF IMG

IMG hereby represents and warrants to ProMedCo-Sarasota as follows:

3.1 Organization, Corporate Power and Qualification. IMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted. IMG is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary. IMG is not to do business in any state other than Florida. No jurisdiction where IMG is not presently qualified as a foreign corporation has made any assertion that such corporation's business or ownership of property makes qualification as a foreign corporation in such jurisdiction necessary. A copy of the Articles of Incorporation and all amendments thereto as of the date hereof of IMG and a copy of its by-laws, as amended to the date hereof (both certified by the Secretary of IMG), are included as Exhibit 3.1 of the Exhibit Volume and are true, accurate and complete as of the date hereof. IMG is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.


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3.2  Capitalization  of IMG.  The  authorized  capital  stock of IMG consists of
100,000 shares of $1.00 par value common stock, of which as of the date hereof, 1,900 shares are validly issued and outstanding. Except as set forth in Exhibit
3.2 of the Exhibit Volume, there are no other authorized or outstanding or authorized equity securities of IMG of any class, kind or character, and there are no outstanding rights, contracts, rights to subscribe, conversion rights,
exchange  rights,   warrants,   options,  calls  puts  or  other  agreements  or
commitments of any character relating to the capital stock of IMG or any securities convertible or exchangeable or exercisable for any shares of stock of any class of capital stock of IMG. IMG has no treasury stock that has not been cancelled as of the date hereof. Except for the transactions contemplated by this Agreement or as disclosed in Exhibit 3.2, there are not any agreements or understandings among IMG's stockholders with respect to the voting of shares of the IMG Stock on any matter. The IMG Stock is subject to no pledge or other lien. Immediately after the Closing, ProMedCo-Sarasota will own 100% of the issued and outstanding capital stock of IMG, free and clear of any liens, charges, encumbrances or other claims. No shares of the capital stock of IMG are reserved for any purpose; there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of IMG and there are no agreements or other obligations (contingent or otherwise) which may require IMG to issue, repurchase or otherwise acquire any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation/phantom stock or similar rights with respect to IMG. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting stock of IMG. The list of Shareholders and the number of shares opposite their names in ss. 2.1 is a complete and accurate of all the shareholders of IMG as of the date hereof and the Closing Date.

3.3 Subsidiaries, Affiliates, Affiliated Companies and Joint Venture. Except as set forth in Exhibit 3.3, IMG has no direct or indirect ownership interest in, by way of stock ownership or otherwise, any corporation, association or business enterprise.

3.4 Financial Statements. Exhibit 3.4 consists of the unaudited balance sheet of IMG at March 31, 1997 and the related statement of operation for the three months then ended (such financial statements and the related notes being herein called "IMG Financial Statements").

The IMG Financial Statements are true, complete and accurate, have been based upon the information contained in the books and records of IMG and present fairly the assets, liabilities and financial condition of IMG as of the dates thereof and the results of its operations for the periods then ended, prepared in conformity with generally accepted accounting principles. The IMG Financial Statements do not contain any material inaccuracy and do not suffer from any material omissions.

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3.5 Professional Income.  Exhibit 3.5 lists all medical  directorships and other sources of professional income and the amounts thereof derived by physicians associated with IMG which are not reflected in the statements of operations contained in the IMG Financial Statements.

3.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the IMG Financial Statements and except for commitments and obligations incurred in the ordinary course of business and consistent with past practice accruing after March 31, 1997, IMG as of March 31, 1997, had, or will have at Closing, no liabilities, claims or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to IMG or any directors, officers or employees of IMG, whether due to become payable and regardless of when or by whom asserted).

3.7 Absence of Certain Recent Changes. Except as expressly provided in this Agreement or as set forth on Exhibit 3.7 in alphabetical order corresponding to the following subsections, IMG has continued and shall continue the normal operations of IMG's business until the Closing, and since March 31, 1997, and through the Closing Date, IMG has not been and will not have:

     (a) except in the usual and ordinary course of its business, consistent with past practice, and in an amount which is usual and normal incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any of its assets;

     (b) transferred, disposed of, or further encumbered or pledged any of the Assets without the prior written consent of ProMedCo-Sarasota;

     (c) suffered any damage, destruction or loss, whether or not covered by insurance, in excess of $10,000;

     (d) suffered the resignation or other termination of any management personnel of IMG, or the loss of or other termination of a business relationship with any material customers or suppliers of IMG's business;

     (e) increased the regular rate of compensation payable by it to any employee other than normal merit and cost of living increases granted in the ordinary course of business; or increased such compensation by bonus, percentage, compensation service award

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or  similar  arrangement  theretofore  in effect  for the  benefit of any of its employees, and no such increase is required;

     (f) established or agreed to establish, amended or terminated any pension, retirement or welfare plan or arrangement for the benefit of its employees not theretofore in effect;

     (g) suffered any change in its financial condition, assets, liabilities, operations, prospects or business or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably have a material ad verse effect on IMG;

     (h) experienced any labor organizational efforts, strikes or complaints other than griev ance procedures in the ordinary course of business or entered into any collective bargaining agreements with any union;

     (i) made any single capital expenditure which exceeded $5,000 or made aggregate capital expenditures which exceeded $10,000;

     (j) except with respect to liens or encumbrances arising by operation of law, permitted or allowed any of the Assets to be subjected to any pledge, lien, security interest, encumbrance, restriction or charge of any kind;

     (k) written down the value of any of the Assets, or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice;

     (l) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the usual and ordinary course of business;

     (m) suffered any extraordinary losses, canceled any debts or waived any claims or rights of substantial value, whether or not in the usual and ordinary course of bus iness;

     (n) paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any stockholder of IMG or any of the officers or

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-13-

directors of IMG or of any "Affiliate" of any of its officers or directors, except for reimbursement of ordinary and reasonable business expenses related to the business of IMG and compensation to officers at rates not exceeding the rates of compensa tion at March 31, 1997;

     (o) amended, terminated or otherwise altered (whether by action or inaction) any contract, agreement or license of significant value to which IMG is a party, except in the ordinary course of business;

     (p) entered into a material transaction other than in the ordinary course of business or made any change in any method of accounting or accounting practice;

     (q) canceled, or failed to continue, insurance coverages; or

     (r) agreed, whether in writing or otherwise, to take any action described in this ss. 3.7.

3.8 Title to Assets. The Assets to be transferred hereunder constitute all of the non-real estate operating assets of IMG necessary or appropriate for the continued operation of the Clinic Facility. The Assets consisting of owned personal property are subject to no liens or encumbrances except the security interests of record set forth on Exhibit 3.8 of the Exhibit Volume, which
Exhibit is a copy of a Uniform Commercial Code ("UCC") search as of a recent date duly obtained by IMG and which search shows security interests of record relating to such Assets in every place where such security interests are filed and includes copies of all such financing statements. IMG agrees to remove all security interests reflected on such UCC search, if any, prior to the Closing (except those approved by ProMedCo-Sarasota in writing) and to remove any other security interests filed with respect to such assets between the date of such UCC search and the Closing Date. The bills of sale and the assignments and other instruments to be executed and delivered by IMG at the Closing will be valid and binding and enforceable in accordance with their respective terms, and will effectively  vest in  ProMedCo-Sarasota  good  and  marketable  title to all the
Assets. If IMG shall fail to remove all such security interests, ProMedCo-Sarasota shall have the right to do so and shall have the right to off-set the cost of doing so against the Cash Consideration payable under ss.
2.2 hereof.

3.9 Contracts. Exhibit 3.9 of the Exhibit Volume contains a copy of each contract, lease, agree ment and other instrument to which IMG is a party or is bound which involves an unperformed commitment or obligation (contingent or otherwise) of more than $10,000 in the aggregate, including, without limitation, the following: service agreements, maintenance agreements, bank

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loans  and  equipment   financings,   real  estate  leases,   payor   contracts,
professional  service  agreements,   software  licensing  agreements  and  other
agreements. Except as noted in such Exhibit 3.9: (i) all such contracts, leases and agreements are in full force and effect; (ii) there has been no threatened cancellation thereof; (iii) there are no outstanding disputes thereunder; (iv) each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and all will continue to be binding in accordance with their terms after consummation of the transactions contemplated hereby; (v) there are no contracts, leases, agreements or other instruments to which IMG is a party or is bound (other than insurance policies) which could either singularly or in the aggregate have an adverse effect on the value of the Assets to ProMedCo-Sarasota; and (vi) there are no employment agreements or other agreements to which IMG is a party or by which IMG is bound that contain any severance or termination pay liabilities or obligations.

Except as described in Exhibit 3.9 or the other Schedules hereto (and except for purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), IMG is not, as of the date of this Agreement, a party to or bound by any:

     (a) material agreement or contract not made in the ordinary course of business;

     (b) employee collective bargaining agreement or other contract with any labor union;

     (c)  covenant not to compete;

     (d) lease or similar agreement under which IMG is a lessor or sublessor of any material real property owned or leased by IMG or any portion of premises otherwise occupied by IMG;

     (e) (i) lease or similar agreement under which (A) IMG is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B)IMG is a lessor or sublessor of any tangible personal property owned by any of its shareholders, (ii) continuing contract for the future purchase of materials, supplies or equipment, or (iii) management, service, consulting or other similar type of contract, in any such case which has a future liability in excess of $10,000, and which is not terminable by IMG for a cost of less than $10,000;

     (f) license or other agreement relating in whole or in part to, trademarks (including, but not limited to, any license or other agreement under which IMG has the right to use any of the same owned or held by a third party);

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     (g)  agreement  or contract  under which IMG has borrowed or lent any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others for an amount in excess of $10,000 (other than (i) endorsements for the purpose of collection in the ordinary course of business and (ii) advances to employees of IMG in the ordinary course of business);

     (h) mortgage, pledge, security agreement, deed of trust or other document granting a lien against the Assets (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices but excluding operating leases);

     (i) other agreement, contract, lease, license, commitment or instrument to which IMG is a party or by or to which IMG or any of it assets or businesses are bound or subject, which has an aggregate future liability in excess of $10,000 and is not terminable by IMG for a cost of less than $10,000; or

     (j) any agreement, contract, understanding or business venture with any physician, other provider or any other Person which violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services.

3.10  Burdensome  Agreements.  Except  as is set  forth in  Exhibit  3.10 of the
Exhibit Volume, IMG is not a party to, nor are the Assets subject to or bound or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which materially adversely affects the operations, earnings, assets, properties, liabilities, business or prospects of IMG or its condition, financial or otherwise.

3.11 Absence of Related Party Transactions. Except as disclosed on Exhibit 3.11, neither IMG, nor any officer, director or affiliate of IMG, has any material direct or indirect financial or economic interest in any competitor or supplier of IMG. IMG is not a party to any transaction or proposed transaction, including without limitation the leasing of property, the purchase or sale of materials or goods (except with respect to IMG's service business) or the furnishing of its services (except as employees of the IMG), with IMG, or any Affiliate of IMG, including (without limitation) any family member of a shareholder of IMG; and IMG has not directly or indirectly entered into any agreement or commitment which could result in IMG becoming obligated to provide funds in respect of or to assume any obligation of any such affiliated person or entity. Except as set forth on Exhibit 3.11, there are no debts owing to IMG by, or any contractual

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                                                      -16-

agreements or understandings between IMG and, any shareholder, director or officer of IMG, any member of their respective families, or any affiliate or associate of any of the foregoing individuals, as the term "affiliate" is defined for purposes of the Securities Act of 1933 and the rules and regulations thereunder, and none of the foregoing individuals or any affiliate or associate of them owns any property or rights, tangible or intangible (other than an equitable interest), used in or related to IMG's business. IMG is not indebted to any shareholder, officer, director or employee of IMG, or to any member of their respective families, or to any affiliate or associate of any of the foregoing individuals, in any amount whatsoever, other than for payment of salaries and compensation for services actually rendered to IMG in the ordinary course of their businesses.

3.12 Defaults. Except as disclosed in Exhibit 3.12, IMG is not in default in any material respect under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under any outstanding indenture, mortgage, contract, instrument or agreement to which IMG is a party or by which IMG may be bound or under any provision of the Articles of Incorporation or by-laws of IMG. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any provision of, or result in the breach of, or constitute a default under, any law the violation of which would result in a significant liability to IMG, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; constitute a violation of or a material default under, or a conflict with, any term or provision of the Articles of Incorporation or by-laws of IMG or any contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which IMG is a party or is bound; or cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of IMG, to be accelerated, or increase any such liability or obligation.

3.13 Inventory. The Inventory consists of a quality and quantity usable and saleable in the ordinary course of business but has not been reflected on the balance sheet included in the IMG Financial Statements. The present quantity of the Inventory of IMG is reasonable and warranted in the present circumstances of the business conducted by IMG. The only transactions related thereto since March 31, 1997 have been additions or sales in the ordinary course of business. The Definitive Closing Statement will reflect major inventory items at the lower of cost or market.

3.14 Equipment. All Assets consisting of equipment are well maintained and in good operating condition and are sufficient for their current purpose, except for reasonable wear and tear. The present quantity of all such equipment of IMG is reasonable and warranted in the present course of the business conducted by IMG and its subsidiaries. The only transactions related thereto since March 31, 1997, have been additions thereto in the ordinary course of business.

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3.15  Receivables.  All notes and  accounts  receivable  of IMG shown on the IMG balance sheet and all those arising since the balance sheet dates have arisen in the ordinary course of business. Attached as Exhibit 3.15 is a true and correct aging of the accounts receivable currently on the books and records of IMG.

3.16 Permits and Licenses. Included as Exhibit 3.16 in the Exhibit Volume is a schedule of permits and licenses, listing and briefly describing each permit, license or similar authorization from each governmental authority issued with respect to the operation or ownership of properties by IMG together with the designation of the respective expiration dates of each, and also listing and briefly describing each association in which IMG is a member and each association or governmental authority by which IMG is accredited or otherwise recognized. IMG is not required to obtain any additional permits, licenses or similar authorizations (including, without limitation, any additional certificates of need) from any governmental authority for the proper conduct of its business or to become a member of or accredited by any association or governmental authority other than those listed on Exhibit 3.16 in the Exhibit Volume, and there are no proceedings pending, or to the best of IMG's knowledge, threatened, which may result in the revocation, cancellation, suspension, or other adverse modification of, any license or permit listed in Exhibit 3.16. All of such permits, licenses and authorizations will continue to be valid and in full force and effect in accordance with their respective terms after the consummation of the transactions contemplated hereby.

3.17 Litigation, etc. Except as set forth in Exhibit 3.17 of the Exhibit Volume, there is no litigation, arbitration, governmental claim, investigation or proceeding pending or to the best knowledge of IMG, threatened against IMG at law or in equity, before any court, arbitration tribunal or governmental agency. No such proceeding set forth in Exhibit 3.17 concerns the ownership or other rights with respect to the Assets. To the best knowledge of IMG, there are no facts based on which material claims may be hereafter made against IMG. Any and all claims arising from incidents on or before the Closing Date shall be the sole responsibility of IMG and are specifically excluded from the liabilities to be assumed by ProMedCo-Sarasota hereunder. All claims and litigations against IMG are fully covered by insurance. IMG shall unconditionally indemnify and hold ProMedCo-Sarasota harmless against any loss or liability including, without limitation, attorney's fees, resulting from any claims or litigation arising out of incidents relating to IMG which occurred prior to the Closing Date, to the extent such loss or liability is not covered by insurance.

3.18 Court Orders, Decrees and Laws. There is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting

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                                                      -18-

IMG or the Assets. IMG is in compliance with all applicable federal, state and local laws, regulations and administrative orders which are material to the business of IMG and IMG has received no notices of alleged violations thereof. No governmental authorities are presently conducting proceedings against IMG and to the best knowledge of IMG, no such investigation or proceeding is pending or being threatened.

3.19 Taxes. Except as set forth in Exhibit 3.19: (i) all federal, state and other tax returns of IMG required by law to be filed have been timely filed, and IMG has paid or provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which IMG has set aside on its books adequate re serves; (ii) all such tax returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all respects;(iii) the amounts set up as provisions for taxes (including provision for deferred income taxes) on the IMG Financial Statements are sufficient for the payment of all unpaid federal, state, county and local taxes accrued for or applicable to all periods (or portions thereof) ending on or before the Closing Date;(iv) there are no tax liens on any of the Assets except those with respect to taxes not yet due and payable and except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which IMG has set aside on its books adequate reserves; (v) there are no pending tax examinations nor has IMG received a revenue agent's report asserting a tax deficiency;(vi) IMG does not expect any taxing authority to claim or assess any amount of additional taxes against it; (vii) no claim has ever been made by a taxing authority in a jurisdiction where IMG does not file tax returns that IMG is or may be subject to taxes assessed by such jurisdiction; (viii) IMG has withheld from each payment made to its employees the amount of all taxes
(including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities, except to the extent of any liabilities to be assumed by ProMedCo-Sarasota hereunder.

3.20 Immigration Act. IMG is in compliance with the terms and provisions of the Immigration Act in all material respects. For each employee (as defined in 8 C.F.R. ss.274a.1(f)) of IMG for whom compliance with the Immigration Act by IMG is required, IMG has obtained and retained a complete and true copy of each such employee's Form I-9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by IMG pursuant to the

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Immigration  Act.  There  are  no  violations  or  potential  violations  of the
Immigration Act by IMG. IMG has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor, to IMG's knowledge, has any action or administrative proceeding been initiated or threatened against IMG, by reason of any actual or alleged failure to comply with the Immigration Act.

3.21 Program Compliance. Neither IMG nor any of its shareholders, employees or agents have engaged in or is being investigated for any activities which are prohibited under either (a) Section 1320a-7a or 1320a-7b of Title 42 of the United States Code, (b) Section 1395nn of Title 42 of the United States Code, or
(c) Section 3729 of Title 31 of the United States Code, or the regulations promulgated thereunder, or any similar or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (i) knowingly presenting or causing to be presented a false claim for payment, (ii) knowingly making or using a false record in order to receive payment for a claim, (iii) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (iv) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (v) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (vi) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overly or covertly, in cash or in kind, or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing or ordering or arranging for, or recommend ing, purchasing, lease or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; or (vii) referring a patient for "designated health services" to a person or entity with which the referring physician has a financial relationship.

3.22  Environmental Matters.  Except as disclosed on Exhibit 3.22:

     (a) There are no outstanding violations or any consent decrees entered against IMG regarding environmental matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management of hazardous or toxic substances or wastes, or noise.


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     (b)  There are no claimed,  threatened or alleged material  violations with respect to any federal, state or local environmental law, rule, regulation, ordinance, permit, license or authorization, and there are no present discussions with any federal, state or local governmental agency concerning any alleged violation of environmental laws, rules, regulations, ordinances, permits, licenses or authorizations.

     (c) All operations conducted by IMG have been and are in compliance in all material respects with all federal, state and local statutes, rules, regulations, ordinances, permits, licenses and authorizations relating to environmental compliance and control.

3.23  ERISA.

     (a) Except as listed in Exhibit 3.23 of the Exhibit has no "employee benefit plans", as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan or similar arrangement, written or otherwise, which provides any type of pension or welfare benefit to any of its directors, employees, or former employees.

     (b) With respect to all of the plans listed in Exhibit 3.23,IMG has delivered to ProMedCo-Sarasota true and exact copies of (i) all plan documents embodying the provisions of such plans, together with all amendments thereto, (ii) all summary plan descriptions and summaries of material modifications pertaining thereto, (iii) copies of the most recent Internal Revenue Service determination letters, if any, relating to such plans, (iv) copies of the last three (3) years' Annual Report (Form 5500 series), as filed with respect to such plans with the Internal Revenue Service, together with all Schedules and attachments thereto, including, without limitation, copies of the plan audits and/or actuarial valuations, (v) copies of all contract administration agreements between IMG and third party administrators,
          (vi) copies of all participant-related forms currently in use in connection with such plans including, without limitation, salary reduction agreements and beneficiary designations and (vii) participant-specific claims history for any "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) that has been in existence during any part of the last three years.

     (c) No "prohibited transaction", as such term is defined under Section 4975(c) of the Code or under Section 406 of ERISA, and the respective regulations thereunder,

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                                                      -21-

has occurred or is occurring with respect to any "employee benefit plan" maintained by IMG or with respect to any trustee or administrator thereof.

3.24  Pension, etc.

     (a) No "unfunded accrued liability", as such term is defined under Section 3(30) of ERISA, exists with respect to any "employee pension benefit plan" listed in Exhibit 3.23 (each a "Pension Plan" and collectively the "Pension Plans").

     (b) None of the Pension Plans or any related trusts have been partially or fully terminated (through the complete cessation of contributions thereto or otherwise). In addition there has not occurred any "reportable events", as such term is defined under Section 4043 of ERISA, which could have a material adverse effect on the condition, financial or otherwise, of IMG.

     (c) Neither any of the Pension Plans nor any related trusts have incurred any "accumulated funding deficiency", as such term is defined under
          Section 302(a)(2) of ERISA or Section 412(a) of the Code (whether or not waived), since the effective date of ERISA.

     (d) With respect to each Pension Plan, there are not in existence any liabilities other than those liabilities shown on the Annual Reports (Form 5500 series) delivered to ProMedCo-Sarasota in connection herewith. No material change with respect to the matters covered by the most recent Annual Report for each Pension Plan has occurred since the filing date thereof. The terms and operation of each Pension Plan have complied, and are in compliance, with the applicable provisions of ERISA and the Code. All Pension Plans have at all times been and are qualified under Section 401(a) of the Code, except for those Pension Plans set forth in Exhibit 3.24 of the Exhibit Volume. None of the Pension Plans listed in Exhibit 3.23 is unfunded.

3.25 Employee Matters. Included as Exhibit 3.25A of the Exhibit Volume is a list of all employ ees of IMG together with their annual rates of compensation and a list of all people who were paid bonuses in the last twelve months plus the amount thereof. No written employment agreement to which IMG is a party requires longer than a four-week notice before termination, and there is no agreement to lend, or guarantee any loan, to an employee, or an agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding, except as set forth in

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                                                      -22-

Exhibit 3.25B. Exhibit 3.25C of the Exhibit Volume is a written description of employee benefits of IMG.

3.26 Insurance and Bonds. Exhibit 3.26A contains a description of all fire, liability and other insurance coverage maintained by IMG currently in force, including the amounts and losses and risks covered; all such policies are fully paid as to all premiums heretofore due. Exhibit 3.26B contains a description of all malpractice liability insurance policies of IMG since January 1, 1994. Except as set forth on Exhibit 3.26B, IMG has not had in the last seven years filed a written application for any insurance coverage which has been denied by an insurance agency or carrier. Exhibit 3.26C sets forth a list of all claims for any insured loss in excess of $5,000 per occurrence, filed by IMG during the three year period immediately preceding the date hereof, including, but not limited to, workers compensation, general liability and environmental liability. IMG is not in material default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

3.27 Labor Matters. There are no collective bargaining agreements with any labor union to which IMG is a party or by which IMG is bound, and it is not currently negotiating with a labor union. No employees of IMG have ever petitioned for a representation election. IMG is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against IMG pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to its knowledge, threatened against or affecting IMG. No grievance which might have a material adverse effect on IMG or the conduct of its business nor any such arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists. IMG has not experienced any employee strikes during the last three years. IMG will advise ProMedCo-Sarasota of any such labor dispute, petition for representative election or negotiations with any labor union which shall arise before the Closing Date. Except as may be required by ss.4980B of the Code or applicable state health care continuation coverage statutes, IMG has no liability under any plan or arrangement which provides welfare benefits, including medical and life insurance, to any current or future retiree or terminated employee.

3.28 Third Party Payor Compliance. IMG is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs (collectively "Third Party Payor Programs"). All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and to the best of IMG's

22




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                                                      -23-

knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Third Party Payor Program. To the best of IMG's knowledge, IMG is in full compliance with the requirements of all such Third Party Payor Programs applicable thereto.

3.29 Facility Compliance. The Clinic Facility is duly licensed and is lawfully operated in accordance with the requirements of all applicable law and has all necessary authorizations for the use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to IMG issued by any governmental authority or Third Party payor Program requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or Third Party Payor program, and after reasonable and independent inquiry and due diligence and investigation, IMG has neither received notice nor has any knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

3.30 Improper Payments. Neither IMG nor any officer or employee of IMG have made any bribes, kickbacks or other improper payments on behalf of IMG or received any such payments from vendors, suppliers or other persons contracting with IMG.

3.31 Books of Account; Reports. The books of account of IMG in reasonable detail, accurately and fairly reflect its transactions and the disposition of its assets. IMG has filed all reports and returns required by any law or regulation to be filed by it.

3.32 No Finders or Brokers. Except for Practice Solutions, neither IMG nor any officer or director of IMG has engaged any finder or broker in connection with the transactions contemplated hereunder. The amount due Practice Solutions at the Closing will not exceed the amount set forth in ss. 2.2(d).

3.33 Consents and Approvals of Governmental Authorities. No characteristic of IMG or of the nature of its business or operations requires any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contem plated hereby.

3.34 No Adverse Effect. There is no event or condition of any kind or character pertaining to the business, assets or prospects of IMG that may adversely affect such business, assets or prospects other than general economic conditions affecting the practice of medicine by physicians in the United States.

3.35 Disclosure. No representations and warranties by IMG in this Agreement and no statement in this Agreement or any document or certificate furnished or to be furnished to ProMedCo and ProMedCo-Sarasota pursuant hereto contains or will contain any untrue statement or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. IMG has disclosed to ProMedCo and ProMedCo-Sarasota all facts known to IMG material to the assets, liabilities, business, operation and property of IMG. There are no facts known to IMG not yet disclosed which would adversely affect the future operations of IMG.

ARTICLE  4 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder represents severally and not jointly that: (i) such Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of such Shareholder enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement is not in conflict with any other agreement, and will not result in the acceleration or imposition of any other obligation relating to such Shareholder; and (iii) such Stockholder owns his or her stock free and clear of all liens and encumbrances and will deliver good title thereto to ProMedCo-Sarasota at the Closing.

ARTICLE  5 REPRESENTATIONS AND WARRANTIES OF PROMEDCO AND
PROMEDCO-SARASOTA

ProMedCo and ProMedCo-Sarasota hereby represent and warrant as follows:

5.1 Organization and Standing of ProMedCo and ProMedCo-Sarasota. ProMedCo and ProMedCo-Sarasota are each corporations duly organized, validly existing and in good standing under the laws of the state of Delaware and Florida, respectively; each has full corporate power and authority to conduct its business as now being conducted; and each is duly qualified to do business in each jurisdiction in which the nature of the property owned or leased or the nature of the business conducted by it requires such qualification.

5.2 Authority; Binding Effect. Each of ProMedCo and ProMedCo-Sarasota has corporate power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken (or by the Closing Date will have taken) all action required by law, its Articles of

Incorporation, by-laws or otherwise to authorize such execution and delivery and the consumma tion of the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of each of ProMedCo and ProMedCo-Sarasota enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions) assuming that this Agreement has been duly authorized, delivered and executed by IMG and constitutes the valid and binding obligation, enforceable against IMG in accordance with its terms (except as enforceability against IMG may be restricted, limited or delayed to the same extent as referred to in parenthetical phrase immediately above).

5.3 No Finders or Brokers. Neither ProMedCo, ProMedCo-Sarasota nor any officer or director of either has engaged any finder or broker in connection with the transactions contemplated hereunder.

5.4 Consents and Approvals of Governmental Authorities. No characteristic of ProMedCo or ProMedCo-Sarasota or of the nature of their business or operations requires any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE  6 COVENANTS OF PROMEDCO AND PROMEDCO-SARASOTA

ProMedCo and ProMedCo-Sarasota hereby covenant and agree as follows:

6.1 Best Efforts to Secure Consents. ProMedCo and ProMedCo-Sarasota shall use their best efforts to secure before the Closing all necessary consents and approvals needed to satisfy all the conditions precedent to the obligations of IMG hereunder.

6.2 Corporate Action. ProMedCo and ProMedCo-Sarasota will take all necessary corporate and other action and use its best efforts to obtain all consents, approvals and amendments of agreements required of it to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

6.3 Handling of Documents. With respect to information provided by IMG pursuant to this Agreement prior to the Closing, ProMedCo and ProMedCo-Sarasota shall keep all such information confidential which is not in the public domain, except to the extent that such information (i) becomes generally available to the public other than as a result of a disclosure directly or indirectly by ProMedCo or ProMedCo-Sarasota, (ii) was known by ProMedCo or ProMedCo-Sarasota on a non-confidential basis prior to disclosure to ProMedCo or ProMedCo-Sarasota by IMG pursuant to this Agreement or
(iii) becomes available to ProMedCo or ProMedCo-Sarasota on a non-confidential basis from a source (other than IMG) which is entitled to disclose the same, and to exercise the same care in handling such information as it would exercise with similar information of its own.

6.4 Non-Disclosure. ProMedCo and ProMedCo-Sarasota will keep confidential and not disclose to any third party any information relating to the business of IMG, whether acquired by ProMedCo or ProMedCo-Sarasota before or after the Closing Date, which IMG has not made generally available to the public.

ARTICLE  7 COVENANTS OF IMG

IMG hereby covenants and agrees as follows:

7.1 Access and Information. Between the date of this Agreement and the Effective Date; IMG will: (i) provide to ProMedCo-Sarasota and its officers, attorneys, accountants and other representatives, during normal business hours, or otherwise if ProMedCo-Sarasota deems reasonably necessary, free and full access to all of the properties, assets, agreements, commit ments, books, records, accounts, tax returns, and documents of IMG and permit them to make copies thereof; (ii) furnish ProMedCo-Sarasota and its representatives with all information concerning the business, properties and affairs of IMG as ProMedCo-Sarasota reasonably requests and certified by the officers, if requested; (iii) cause the independent public accountants of IMG to make available to ProMedCo-Sarasota and its representatives all financial information relating to IMG requested, including all working papers pertaining to audits and reviews made heretofore by such auditors; (iv) furnish ProMedCo-Sarasota true and complete copies of all financial and operating statements of IMG; (v) permit access to customers and suppliers for consultation or verification of any information obtained by ProMedCo-Sarasota and use their best efforts to cause such customers and suppliers to cooperate with ProMedCo-Sarasota in such consultation and in verifying such information; and (vi) cause their employees, accountants and attorneys to make disclosure of all material facts known to them affecting the financial condition and business operations of IMG and to cooperate fully with any audit, review, investigation or examination made by ProMedCo-Sarasota and its representatives, including, without limitation, with respect to:

     (a)  The books and records of IMG;

     (b)  The reports of state and federal regulatory examinations;

     (c) Leases, contracts and commitments between the IMG and any other person;

     (d)  Physical examination of the Clinic Facility; and

     (e) Physical examination of the equipment and furnishings within the Clinic Facility.

7.2 Conduct of Business. Between the date hereof and the Effective Date, except as otherwise expressly approved in writing by ProMedCo-Sarasota, IMG shall conduct its business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Article 3 of this Agreement shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by IMG at the Closing shall have been satisfied. IMG will, consistent with conducting its business in accordance with reasonable business judgment, preserve the business of IMG intact; use its reasonable best efforts to preserve and maintain the business organization and the physician relationships of the Clinic, keep available to ProMedCo-Sarasota the services of the present employees of IMG (except those dismissed for cause, those who voluntarily discontinue their employment and those whose termination is consented to by ProMedCo-Sarasota) and preserve for ProMedCo-Sarasota the goodwill of the physicians, suppli ers, patients and others having business relations with the IMG.

7.3 Compliance with Agreement. IMG shall not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and shall do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement. IMG shall give ProMedCo-Sarasota prompt written notice of any change in any information contained in the representations and warranties made in Article 3 hereof and on the Exhibits referred to therein (provided, however, that such notice shall not limit ProMedCo-Sarasota's rights under ss. 9.1 hereof) and of any condition or event which constitutes a default of any covenant or agreement made in Article 7 or in any other section hereof.

7.4 Unusual Events. Until the Closing Date, IMG shall supplement or amend all relevant Exhibits in the Exhibit Volume with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or de scribed in such Exhibits; provided, however, that for the purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date IMG delivers to ProMedCo-Sarasota the Exhibit Volume pursuant to ss. 10.1 of this Agreement or any other date, and shall not be deemed to amend or supplement any Exhibits or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, unless agreed to in writing by ProMedCo-Sarasota.

7.5 Confidential Information. IMG shall keep confidential all information provided by ProMedCo and ProMedCo-Sarasota regarding the business plan, financial condition and operations of ProMedCo and ProMedCo-Sarasota, which is not in the public domain, and shall exercise the same care in handling such information as it would exercise with similar information of its own. IMG may disclose information it deems advisable to its physician employees provided such physician employees are advised of the confidential nature of such information and agree to keep such information confidential as provided herein. ProMedCo and ProMedCo-Sarasota shall be a third party beneficiaries of such agreements.

7.6 Interim Financial Statements. Within 30 days after the end of each calendar month subse quent to the date of this Agreement and prior to the Closing Date, IMG shall deliver to ProMedCo-Sarasota an unaudited balance sheet of IMG as of the end of such calendar month together with the related statement of operations. All such financial statements shall fairly present the financial position, results of operations and cash flows for the financial periods indicated, in accordance with generally accepted accounting principles consistently applied except that footnote information may be omitted in such statements, and that such statements shall be subject to normal year-end audit adjustments, but only if such adjustments are of a normal, recurring type and are not material in the aggregate..

7.7 Departmental Violations. All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health, or any other state or municipal department having jurisdiction against or affecting the business, property or assets of IMG shall be complied with prior to the Closing Date. All such notes or notices, after the date hereof and prior to the Closing Date, shall be complied with by IMG prior to the Closing Date. Upon written request, IMG shall furnish ProMedCo-Sarasota with an authorization to make the necessary searches for such notes or notices.

7.8 Assessments. If, on the Closing Date, the business, property or assets of IMG are or will be subject to an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this

Agreement all the unpaid installments of any such assessment, including those which are to become due and payable, shall be paid and discharged by IMG prior to the Closing Date.

7.9 Insurance Ratings. IMG shall take all action reasonably requested by ProMedCo-Sarasota to enable it to succeed to the Workers' Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of IMG and other ratings for insurance or other purposes established by IMG.
ProMedCo-Sarasota shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

7.10 Maintain Insurance Coverage. From the date hereof until the Closing, IMG shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of IMG and shall provide, upon request by ProMedCo-Sarasota, evidence satisfactory to ProMedCo-Sarasota that such insurance continues to be in effect and that all premiums due have been paid.

7.11 Exclusive Dealings. During the period from the date of this Agreement to the Closing Date, or until the earlier termination of this Agreement pursuant to
Article 10, the Shareholders and IMG shall refrain from taking any actions, directly or indirectly, to encourage, initiate, or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than ProMedCo-Sarasota, concerning the purchase of IMG or its assets, or any merger, joint venture or similar transaction involving IMG and will not enter into any such transaction.

ARTICLE  8 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHARE
HOLDERS

All obligations of the Shareholders which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by ProMedCo and ProMedCo-Sarasota at or prior to the Closing and to the fulfillment at, or prior to, the Closing, of each of the following conditions (unless expressly waived in writing by the Shareholders at any time at or prior to the Closing):

8.1 Representations and Warranties True. All of the representations and warranties made by ProMedCo and ProMedCo-Sarasota contained in Article 5 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing, and shall be true at and as of the date of Closing in all material respects; ProMedCo and ProMedCo-Sarasota shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by then prior to or at the Closing; and IMG shall have been furnished with a certificate of the President or any Vice President of ProMedCo and of
ProMedCo-Sarasota, dated the Closing Date, in such officer's capacity, certifying to the truth of such representations and warranties as of the Closing and to the fulfillment of such covenants and conditions.

8.2 Opinion of Counsel. IMG shall have been furnished with an opinion dated the Closing Date of Boult, Cummings, Conners & Berry, PLC, counsel to ProMedCo and ProMedCo-Sarasota, in form and substance satisfactory to IMG, to the effect set forth as Appendix 8.2 attached hereto.

8.3 Authority. All action required to be taken by or on the part of ProMedCo and ProMedCo-Sarasota to authorize the execution, delivery and performance of this Agreement by ProMedCo and ProMedCo-Sarasota and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of ProMedCo and ProMedCo-Sarasota.

8.4 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against IMG, or the officers or directors of IMG, which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

8.5 Delivery of Certain Certified Documents. At the Closing, ProMedCo-Sarasota shall deliver to IMG copies of the Articles of Incorporation of ProMedCo-Sarasota and ProMedCo certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities, copies of resolutions of the Board of Directors of and ProMedCo-Sarasota, certified by the secretary or assistant secretary of ProMedCo-Sarasota approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and copies of resolutions of the Board of Directors of ProMedCo, certified by the secretary or assistant secretary of ProMedCo approving the issuance of the ProMedCo Stock.

8.6 Proceedings and Documents Satisfactory. All proceedings in connection with the transac tions contemplated hereby and all certificates and documents delivered to IMG pursuant to this Agreement shall be satisfactory in form and substance to IMG and its counsel acting reasonably and in good faith.

8.7 No Agency Proceedings. There shall not be pending or, to the knowledge of ProMedCo or ProMedCo-Sarasota, threatened, any claim, suit, action or other proceeding brought by a governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or material damages in connection therewith.

8.8 Full Sale. All of the Shareholders shall at Closing on the Closing Date hereunder deliver to ProMedCo-Sarasota all of the shares of IMG Stock to be sold by them hereunder and all of the Shareholders shall in addition fully comply with the terms and provisions hereof, it being understood and agreed that the obligations of ProMedCo-Sarasota to purchase any of the shares of stock of IMG is conditioned upon performance hereunder by all of the Shareholders.

8.9 Closing Transactions. All the transactions described in ss. 2.6 shall have been consummated simultaneously with the Closing.

ARTICLE  9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PROMEDCO
AND PROMEDCO-SARASOTA

All obligations of ProMedCo and ProMedCo-Sarasota which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by the Shareholders at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by ProMedCo and ProMedCo-Sarasota at any time at or prior to the Closing):

9.1 Representations and Warranties True. All of the representations and warranties of the Shareholders contained in Article 3 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects (without taking into account any disclosures made by IMG to ProMedCo and ProMedCo-Sarasota pursuant to ss. 7.4 hereof); the Shareholders shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and ProMedCo and ProMedCo-Sarasota shall be furnished with a certificate of the President or any Vice President of IMG dated the Closing Date, in such person's representative corporate capacity, certifying to the truth of such representations and warranties as of the time of the Closing and to the fulfillment of such covenants and conditions.


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


                                                      -31-

9.2 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against ProMedCo or ProMedCo-Sarasota or the officers or directors of ProMedCo or ProMedCo-Sarasota which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transaction contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

9.3 Opinion of Shareholders' Counsel. IMG shall have delivered to ProMedCo and ProMedCo-Sarasota at the Closing an opinion of Moore & Menkhaus, P.A., special counsel to the Shareholders, dated the Closing Date, in form and substance satisfactory to ProMedCo and ProMedCo-Sarasota, to the effect set forth as Appendix 9.3 attached hereto.

9.4 Resignation of Administrator. Frederick Schadt shall have tendered his resignation as Administrator of IMG to be effective within 30 days after ProMedCo-Sarasota notifies Mr. Schadt of its acceptance of such resignation. The obligation to make severance or similar payments to Mr. Schadt in connection with his resignation shall be deemed to be a liability of IMG existing as of the Closing for the purposes of the Balance Sheet Adjustment described in ss. 2.7.

9.5 Consents and Approvals. Each of the parties to any agreement or instrument under which the transactions contemplated hereby would constitute or result in a default or acceleration of obligations shall have given such consent as may be necessary to permit the consummation of the transactions contemplated hereby without constituting or resulting in a default or acceleration under such agreement or instrument, and any consents required from any public or regulatory agency or organization having jurisdiction shall have been given. Also, ProMedCo-Sarasota shall have received releases, waivers of default and consents to assignment in form satisfactory to it from all parties to contracts and agreements to be assumed by ProMedCo-Sarasota hereunder.

9.6 Proceedings and Documents Satisfactory. All proceedings in connection with the transac tions contemplated hereby and all certificates and documents delivered to ProMedCo-Sarasota pursuant to this Agreement shall be satisfactory in form and substance to ProMedCo and ProMedCo-Sarasota and its counsel acting reasonably and in good faith.

9.7 No Adverse Change. From the date of this Agreement until the Closing, the operations of IMG shall have been conducted in the ordinary course of business consistent with past practice and from the date of the IMG Financial Statements until the Closing no event shall have occurred or have been threatened which has or would have a material and adverse effect upon the financial condition, assets, liabilities, operations, prospects or business of IMG; and IMG shall have not sustained any loss or damage to their assets, whether or not insured, or union activity that affects materially and adversely its ability to conduct its business.

9.8 Delivery of Certain Documents. At the Closing, the Shareholders shall have delivered to ProMedCo-Sarasota copies of the Articles of Incorporation of IMG certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities.

9.9 Exercise or Elimination of Warrants. All of the outstanding warrants of IMG shall have been exercised or otherwise eliminated.

9.10 Full Sale; Closing Transactions. All of the Shareholders shall at Closing on the Closing Date hereunder deliver to ProMedCo-Sarasota all of the shares of IMG Stock to be sold by them hereunder and all of Shareholders shall in addition fully comply with the terms and provisions hereof, it being understood and agreed that the obligations of ProMedCo-Sarasota to purchase any of the shares of stock of IMG is conditioned upon performance hereunder by all of Shareholders. In addition, all the other transactions described in ss. 2.6 shall have been consummated.

ARTICLE  10  TERMINATION

10.1 Optional Termination. This Agreement may be terminated and the transactions contemplat ed hereby abandoned at any time prior to the Effective Date, notwithstanding stockholder approval as follows:

     (a)  By  the  mutual  consent  of  ProMedCo,   ProMedCo-Sarasota   and  the
          Shareholders; or

     (b) By the Shareholders, if any of the conditions set forth in Article 8 shall not have met by September 30, 1997; provided that the Shareholders shall not be entitled to terminate this Agreement pursuant to this ss. 10.1(b) if the Shareholders' willful breach of this Agreement has prevented the consummation of the transactions con templated hereby; or

     (c) By ProMedCo-Sarasota, if any of the conditions provided in Article 9 hereof have not been met by September 30, 1997; provided that ProMedCo-Sarasota shall not be entitled to terminate this Agreement pursuant to this ss. 10.1(c) if ProMedCo-Sarasota's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

10.2 Notice of Abandonment. In the event of such termination by either ProMedCo and ProMedCo-Sarasota or the Shareholders pursuant to ss. 10.1 above, written notice shall forthwith be given to the other party hereto.

10.3 Mandatory Termination. If the Closing has not occurred by October 31, 1997, this Agreement shall automatically terminate and no longer be of any force or effect.

10.4 Termination. In the event this Agreement is terminated as provided above, ProMedCo and ProMedCo-Sarasota shall deliver to IMG all documents (and copies thereof in their possession) concerning IMG and its Affiliates previously delivered by IMG or the Shareholders to ProMedCo and ProMedCo-Sarasota; and none of the parties nor any of their respective partners, shareholders, directors, or officers shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any deliberate breach of any of the provisions of this Agreement.

ARTICLE 11 INDEMNIFICATION

11.1 Grant of Indemnity. Each Shareholder severally, and not jointly, agrees to indemnify, defend and hold ProMedCo and ProMedCo-Sarasota and their Affiliates, and subsidiaries, and its and their respective employees, representatives, officers and agents, harmless from and against any claims, losses, settlement payments, liability, obligations, lawsuits, deficiencies, encumbrances, damages or expense of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including (without limitation) interest, penalties, attorneys' fees, costs of investigation and all amounts paid in defense or settlement of the foregoing, suffered or incurred by ProMedCo or ProMedCo-Sarasota as a result of the occurrence of any of the following:(i) a breach of any obligation, representation, warranty, covenant or agreement made by such Shareholder in this Agreement or any agreement referred to herein or because any representation or warranty by such Shareholder contained herein, in any document furnished or required to be furnished pursuant to this Agreement by such Shareholder to ProMedCo or ProMedCo-Sarasota or any of their representatives shall be false when made or given; and (ii) costs and expenses (including reasonable attorneys' fees) incurred by ProMedCo and ProMedCo-Sarasota in connection with any demand, action, suit, proceeding, assessment or judgment incident to any of the foregoing. The liability of any Shareholder under this ss. 11.1 shall be limited to the amount of Consideration paid or payable to such Shareholder hereunder.

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


                                                      -33-

11.2  Representation, Cooperation and Settlement.

     (a) ProMedCo and ProMedCo-Sarasota shall give prompt notice to any Shareholder of any claim against ProMedCo or ProMedCo-Sarasota which might give rise to a claim based on the indemnity contained in this
          Article 11, stating the nature and basis of the claim and the amount thereof.

     (b) In the event any claim, action, suit or proceeding is brought against ProMedCo or ProMedCo-Sarasota with respect to which the Shareholders may have liability under the indemnity contained in this Article 11, ProMedCo and ProMedCo-Sarasota shall permit the Shareholder to assume the defense of any such claim or any litigation resulting from such claim, provided that ProMedCo and ProMedCo-Sarasota shall not be required to permit the Shareholder to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in an interruption or cessation of the conduct of ProMedCo-Sarasota's business or any material part thereof. Failure by the Shareholder to notify ProMedCo and ProMedCo-Sarasota of the Shareholder's election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by ProMedCo and ProMedCo-Sarasota, shall be deemed a waiver of any such election. If the Shareholder assumes the defense of such claim or litigation resulting therefrom, the obligation of the Shareholder hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting in the defense or settlement of such claim or litigation resulting therefrom, including the retention of counsel satisfactory to ProMedCo and ProMedCo- Sarasota, and holding ProMedCo and ProMedCo-Sarasota harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Shareholder or any judgment in connection with such claim or litigation resulting therefrom. The Shareholder shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits with costs) except with the written consent of ProMedCo and ProMedCo-Sarasota nor enter into any settlement except with the written consent of ProMedCo and ProMedCo-Sarasota. Any settlement must include as an unconditional term thereof the giving by the claimant or the plaintiff to ProMedCo and ProMedCo-Sarasota a release from all liability in respect to such claim or litigation.

     (c) If the Shareholder shall not assume the defense of any such claim by a third party or litigation resulting therefrom, ProMedCo and ProMedCo-Sarasota may defend against such claim or litigation in such manner as it deems appropriate. The Shareholder shall, in accordance with the provisions hereof, promptly reimburse ProMedCo and ProMedCo-Sarasota for the amount of any settlement reasonably entered into by ProMedCo and ProMedCo-Sarasota and for all damage incurred by ProMedCo and ProMedCo-Sarasota in connection with the defense against or settlement of such claim or litigation.

11.3 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude ProMedCo and ProMedCo-Sarasota from asserting any other rights or seeking any other remedies against the Shareholders to which ProMedCo and ProMedCo-Sarasota are entitled by law.

ARTICLE 12 MISCELLANEOUS

12.1 Expenses. All expenses of the preparation of this Agreement and of the transactions contem plated hereby, including, without limitation, counsel fees, accounting fees, investment adviser's fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.

12.2 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail or registered mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid):

To the Shareholders  c/o Intercoastal Medical Group, Inc.
                     921 South Beneva Rd.
                     Sarasota, FL 34232
                     Attention: John M. Steele, M.D., President

with a copies to:    Moore & Menkhaus, P.A.
                     4800 North Federal Highway
                     Suite 210-A
                     Boca Raton, FL 33431
                     Attention: David Menkhaus

                     Hankin, Persson & Darnell
                     2033 Main Street
                     Suite 400
                     Sarasota, FL 34237
                     Attention: Lawrence M. Hankin

To ProMedCo and
ProMedCo-Sarasota:   c/o ProMedCo Management Company
                     801 Cherry Street
                     Suite 1450
                     Fort Worth, TX 76102
                     Attention: Chief Executive Officer

with a copy to       John E. Gillmor
                     Boult, Cummings, Conners & Berry, PLC
                     414 Union Street, Suite 1600
                     Nashville, TN 38219

or to such other address as either the Shareholders or ProMedCo may designate by notice to the other.

12.3 Entire Agreement. This Agreement and the Appendices, Exhibits, schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representa tions, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

12.4 Alternative Dispute Resolution. Any dispute, disagreement, claim or controversy arising out of or related to this Agreement (a "Disputed Matter") may, at the option of either party hereto upon written notice to the other party, be submitted to non-binding mediation before a mutually acceptable neutral advisor. To the extent the neutral advisor is compensated, the parties shall each bear half the cost. Any Disputed Matter that is not resolved through mediation will be settled by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur within Sarasota County, Florida, unless the parties mutually agree to have such proceedings in some other locale. The arbitrator(s) may in any such proceeding award attorneys' fees and costs to the prevailing party.

12.5 Governing Law. THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA. IN FURTHERANCE OF THE FOREGOING, THE INTER NAL LAW OF THE STATE OF FLORIDA SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN THOUGH UNDER THAT JURISDIC TION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.6 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

12.7 Time. Time is of the essence for purposes of each and every provision of this Agreement.

12.8 Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

12.9 Waiver. No delay or omission on the part of any party hereto in exercising any right hereun der shall operate as a waiver of such right or any other right under this Agreement.

12.10 Nature and Survival of Representations. All statements contained in any certificate delivered by or on behalf of any of the parties to this Agreement pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties made by the respective parties hereunder. The covenants (including the indemnification covenants set forth in Article 11), representations and warranties made by the parties each to the other in this Agreement or pursuant hereto shall survive the transactions contemplated hereby and any investigation made by the parties hereto until April 30, 1999 except that the representations and warranties set forth in ss.ss. 3.8, 3.17, 3.18, 3.19, 3.21, 3.22, 3.23 and 3.24 and Article 4 and the indemnity provisions in Article 11 shall survive until the expiration of the relevant statutes of limitations.

12.11 Exhibits. All Exhibits, Appendices, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

12.12 Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party, except ProMedCo and ProMedCo-Sarasota shall have the right to assign this Agreement to an Affiliate or any institutional lender providing financing to ProMedCo and its subsidiaries so long as ProMedCo remains liable under this Agreement. Further, the Shareholders shall have the right to terminate this Agreement prior to the Closing upon any actual or announced event which would cause a change in control of ProMedCo.

12.13 Binding on Successors and Assigns. Subject to ss. 12.12, this Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

12.14 Parties in Interest. Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

12.15 Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto, at any time prior to the Closing, before or after approval hereof by the stockholders of IMG, with respect to any of the terms contained herein, but after such stockholder approval, no amendment shall be made which reduces the consideration per share paid each such stockholder without the further approval of such stockholders.

12.16 Drafting Party. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

12.17   Counterparts.   This   Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

12.18 Reproduction of Documents. This Agreement and all documents relating thereto, including without limitation, consents, waivers and modifications which may hereafter be executed, the Exhibits and documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished to ProMedCo-Sarasota may be reproduced by ProMedCo-Sarasota by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and ProMedCo-Sarasota may destroy any original documents so reproduced. The Shareholders agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by ProMedCo-Sarasota in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.19 Disclosure of Certain Information. IMG hereby grants ProMedCo authorization to disclose aggregate financial history and financial and other information about IMG and about the Clinic Facility in order for ProMedCo to comply with disclosure requirements in connection with the sale and registration of its securities, and also to lenders, investment bankers and other officials as reasonably deemed necessary by ProMedCo.


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                                                      -39-

12.20 Press Releases. Except as required by law, neither the Shareholders nor IMG shall make any press releases or other public announcements relating to this Agreement or the transactions contemplated hereby without the prior written consent of ProMedCo-Sarasota.

12.21 IMG Shareholders Agreement; Warrants. The Shareholders Agreement dated December 1, 1993 (the "Shareholders Agreement") among IMG and its shareholders is hereby terminated, and it shall have no force or effect on the ability of any of the parties to this Agreement to consummate the transactions contemplated hereby, including, without limitation, the sale and transfer of stock by the Shareholders to ProMedCo-Sarasota. Each party to the Shareholders Agreement hereby releases each other party thereto from any claims such Shareholder may have against any of the other parties thereto under the Shareholders Agreement. In addition, by his or her execution of this Agreement, each Shareholder hereby relinquishes and surrenders, and consents to IMG's cancellation of, any and all warrants to purchase stock of IMG heretofore granted or promised to such Shareholder or any other Shareholder at any time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PROMEDCO MANAGEMENT COMPANY



By
Its
Name

PROMEDCO OF SARASOTA, INC.



By
Its
Name



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                                                      -40-

IMG, INC.
(formerly known as)
INTERCOASTAL MEDICAL GROUP, INC.



By
Its
Name


"Shareholders"



John O. Binns, MD



Daniel J. Blacklow, MD



Louis M. Cohen, MD



David C. Daiello, MD



Richard S. Duckworth, MD



James S. Feldbaum, MD



Lee S. Harris, MD


Charles R. Hollen, MD



Joseph J. Larkin, Jr., MD



Michael B. McBride, MD



David Olson, MD



Randy B. Powell, MD



Philip S. Rubin, MD

John M. Steele, MD



David R. Stutz, MD


Michael C. Swanson, MD



Frederick E. Turton, MD



Marc L. Weinberg, MD



Ricky R. Wiseman, MD




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                                                      -42-

                               LIST OF APPENDICES

Number            Description

2.6A              Service Agreement
2.6B              Form of Medical Professional Employment Agreement
2.6C              Split Dollar Agreement
2.6D              Collateral Assignment
2.6E              Rabbi Trust Agreement
8.2               Form of opinion of ProMedCo-Sarasota's counsel to be
                      delivered at the Closing
9.3               Form of opinion of IMG's counsel to be delivered at the
                      Closing


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                                                      -43-


                              LIST OF EXHIBITS

Number            Description

3.1         Copies of IMG's Articles of Incorporation and Bylaws
3.3         Subsidiaries of IMG
3.4         IMG  Financial  Statements
3.5         Professional  Income not  Reflected  in IMG Financial Statements
3.7         Exceptions to Absence of Recent Changes  Representation
3.8         Recent UCC report on IMG's  Assets
3.9         Contracts
3.10        List of  Burdensome Agreements
3.11        Related  party  transactions
3.12        Exceptions  to No  Default Representation
3.15        Aging of Accounts Receivable
3.16        Permits and licenses
3.17        Litigation
3.22        Environmental  Matters
3.23        List of Employee Benefit Plans
3.24        List of Employee Benefit Plans not qualified under section 401(a)
            of the Internal Revenue Code
3.25A       List of employees
3.25B       Special Arrangements with Employees
3.25C       Description of Employee Benefits
3.26A       List of Insurance coverages and bonds other than those relating  to
            Malpractice
3.26B       List of Malpractice Coverages
3.26C       Claims History